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                                                             EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT

         The following is a list of the Company's subsidiaries as of December 31, 2000, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

         Asgrow Seed Company LLC (Delaware)

         DEKALB Genetics Corporation (Delaware)

         Holden's Foundation Seeds L.L.C. (Iowa)

         Monsanto Ag Products LLC (Delaware)

         Monsanto Argentina S.A.I.C. (Argentina)

         Monsanto do Brasil Ltda. (Brazil)

         Monsanto Europe S.A./N.V. (Belgium)